Exhibit 99.1

Albireo Appoints Patrick Horn MD, PhD as Chief Medical Officer

— Pediatrician with extensive orphan drug development expertise —

— Experience with multiple Phase 3 programs and FDA submissions —

BOSTON — July 25, 2018 — Albireo Pharma, Inc. (Nasdaq:ALBO), a clinical-stage orphan pediatric liver disease company developing novel bile acid modulators, today announced the appointment of Dr. Patrick Horn as Chief Medical Officer. Dr. Horn will succeed Dr. Paresh Soni who will step down from the Chief Medical Officer role but will continue as a consultant to the Company.

“Pat brings to Albireo a unique combination of pediatric, orphan and Phase 3-to-approval experience that will be invaluable as we reach a new stage of growth at the Company,” said Ron Cooper, President and Chief Executive Officer of Albireo. “ I would also like to thank Paresh for his critical contributions to the development and regulatory plans that allowed us to initiate PEDFIC-1 this spring, the A4250 Phase 3 trial in progressive familial intrahepatic cholestasis (PFIC). I am pleased that Paresh will remain actively engaged with Albireo as we continue to advance our development plans.”

Dr. Patrick Horn is a leading pediatrician with development experience in both large pharmaceutical and biotech companies, including two orphan disease companies. Most recently, Dr. Horn was Senior Vice President, Medical and Clinical Development at Orphan Technologies, where he was responsible for the development of treatments for homocystinuria. Prior to that, he was Chief Medical Officer at Tetraphase Pharmaceuticals where he oversaw the clinical development for all antibiotic candidates, including the program leading to the New Drug Application for eravacycline. Before Tetraphase, Dr. Horn led the clinical program at Dyax Corp. that resulted in the approval of Kalbitor for the treatment of hereditary angioedema.

“It is exciting for me to join the the talented team at Albireo and pursue two of my true loves - orphan diseases and pediatrics,” Dr. Horn said. “Albireo’s science is well developed and impressive, which creates a true opportunity to bring potentially transformative medicines to patients and their families.”

“Although I made the difficult decision to leave the Chief Medical Officer role, I am very proud of Albireo’s successes during my tenure, including the initiation of the PEDFIC-1 trial,” Dr. Soni added, “I am pleased Dr. Horn will join Albireo, and look forward to working with him and the team in my capacity as a consultant.”

Dr. Horn began his career in industry at Abbott Laboratories, culminating in his role as the Head of Clinical Pharmacology. He received both his MD and PhD in Pharmacology from the University of Chicago and completed a Pediatric Residency at Boston Children’s Hospital. Prior to transitioning to industry, Dr. Horn was a practicing pediatrician in Chicago for almost 20 years, and was Associate Professor of Clinical Pediatrics at the University of Chicago.

About Albireo

Albireo Pharma is a clinical-stage biopharmaceutical company focused through its operating subsidiary on the development of novel bile acid modulators to treat orphan pediatric liver diseases, and other liver and gastrointestinal diseases and disorders. Albireo’s lead product candidate, A4250, is being developed to treat rare pediatric cholestatic liver diseases and is in Phase 3 development in its initial target indication, progressive familial intrahepatic cholestasis. Albireo’s clinical pipeline also includes two Phase 2 product candidates. Albireo’s elobixibat, approved in Japan for the treatment of chronic constipation, is the first ileal bile acid transporter (IBAT) inhibitor approved anywhere in the world. Albireo was spun out from AstraZeneca in 2008.

Albireo Pharma is located in Boston, Massachusetts, and its key operating subsidiary is located in Gothenburg, Sweden. For more information on Albireo, please visit www.albireopharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding, among other things: the plans for, or progress, duration or results of, development of A4250 or any other Albireo product candidate or program, including regarding the Phase 3 clinical program for A4250 in patients with PFIC.Albireo often uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” and similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks, uncertainties and other factors, including, but not limited to: whether favorable findings from clinical trials of A4250 to date, including findings in indications other than PFIC, will be predictive of results from the trials comprising the Phase 3 PFIC program or any other clinical trials of A4250; whether either or both of the FDA and EMA will determine that the primary endpoint for their respective evaluations and treatment duration of the double-blind Phase 3 trial in patients with PFIC are sufficient, even if the primary endpoint is met with statistical significance, to support approval of A4250 in the United States or the European Union, to treat PFIC, a symptom of PFIC, a specific PFIC subtype(s) or otherwise; the outcome and interpretation by regulatory authorities of the ongoing third-party study pooling and analyzing of long-term PFIC patient data; the timing for initiation or completion of, or for availability of data from, clinical trials of A4250, including the trials comprising the Phase 3 PFIC program, and the outcomes of such trials; Albireo’s ability to obtain coverage, pricing or reimbursement for approved products in the United States or European Union; delays or other challenges in the recruitment of patients for, or the conduct of, the double-blind Phase 3 trial and Albireo’s critical accounting policies. These and other risks and uncertainties that Albireo faces are described in greater detail under the heading “Risk Factors” in Albireo’s most recent Annual Report on Form 10-K or in subsequent filings that it makes with the Securities and Exchange Commission. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement, except as required by applicable law.

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Investor Contact:

Hans Vitzthum

LifeSci Advisors, LLC

212-915-2568

Media Contact:

Heather Anderson

6 Degrees

980-938-0260

handerson@6degreespr.com

Source: Albireo Pharma, Inc.